Exhibit 23.2


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Amendment No. 1 to the Registration Statement of Smithfield Foods, Inc. (Registration No. 333-46495) on Form S-4 of our report dated January 6, 1997 on the combined financial statements of Lykes Meat Group as of September 30, 1996 and 1995 and for each of the three years in the period ended September 30, 1996, which appears in the Current Report on Form 8-K of Smithfield Foods, Inc., dated January 17, 1997. We also consent to the reference to us under the heading "Experts."

/s/ Price Waterhouse LLP
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    Price Waterhouse LLP

Tampa, Florida
April 14, 1998